Exhibit 10.6

RESIGNATION AGREEMENT AND GENERAL RELEASE

This Resignation Agreement and General Release (“Agreement”) is made and entered into this 31st day of October, 2013,  by and between Henry H. Newell (“Mr. Newell”) and LMI Aerospace, Inc., including its wholly-owned subsidiaries and affiliates, (“LMI”), each a “Party” and collectively “the Parties”.

RECITALS

WHEREAS, Mr. Newell was employed by LMI as a Co-President of its Aerostructures Division under the terms of an Employment Agreement (“Employment Agreement”) which became effective January 1, 2013;

WHEREAS, Mr. Newell has submitted his resignation effective October 31, 2013;

WHEREAS, the Parties desire that Mr. Newell’s resignation and separation be affected in a positive and constructive manner, without any disagreements or disputes;

WHEREAS, the Parties have agreed on a settlement covering the terms of Mr. Newell’s resignation and separation from employment from LMI; and

WHEREAS, the Parties desire to reduce their settlement agreement to writing.

TERMS

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the adequacy and sufficiency of which are hereby acknowledged and confessed, the undersigned Parties do hereby promise, covenant and agree as follows:

1.            Resignation Date.  Mr. Newell’s resignation from LMI and all positions Mr. Newell holds or has held with LMI or any of its subsidiaries or affiliates is effective October 31, 2013 (“Resignation Date”).

2.            Compensation and Benefits.  Except for the payments described in this Agreement, Mr. Newell acknowledges that he has received all compensation and employee benefits to which he is otherwise entitled and that all other pay and benefits shall cease as of the Resignation Date.

a.      Salary Compensation through the Resignation Date.  Regardless of whether Mr. Newell executes this Agreement and to the extent that Mr. Newell has not already received payment, LMI shall ensure to Mr. Newell the payment of all: (i) all unpaid base compensation to which he is otherwise entitled at his current rate and status (“Base Salary”) as of the Resignation Date, for all time worked through the Resignation Date.

b.      Bonus.  LMI shall pay to Mr. Newell a bonus of Six Hundred Sixteen Thousand Dollars $616,000 (“Bonus Payment”), which shall not be considered, for any purpose, a Performance Bonus.  The compensation described in this section 2, is in full accord and satisfaction and inclusive of, any bonus, commission, or other incentive pay due to Mr. Newell for employment up to and including the Resignation Date.  The Bonus Payment will be paid in a lump sum amount, less any required withholdings, to an escrow agent on the Resignation Date.    Except as explicitly provided for in this Agreement, Mr. Newell shall have no right to any further payments by LMI, including payment of bonuses, commissions, deferred compensation, or any other incentive payments including any Performance Bonus or Annual Profit Sharing Bonus.

c.          Severance.  Pursuant to the terms of his Employment Agreement, Mr. Newell will be entitled to the total gross amount of One Hundred Seventy Five Thousand Dollars ($175,000.00) (“Resignation Payment”) on the date which is six (6) months and one (1) day after the Resignation Date or, if earlier, the date of Mr. Newell’s death (the “Payment Date”).  The Resignation Payment will be provided in a lump sum amount, less any required withholdings, to an escrow agent on the Resignation Date.  Ordinary payroll deductions, including but not limited to federal and state income taxes and social security withholding, shall be made from the Resignation Payment.

d.          Escrow.  The amounts set forth in (b) and (c) above shall be held in escrow, in separate accounts, by an agent of Mr. Newell’s choosing.  The amount in (b) shall be released only after expiration of the revocation period identified in Section 4 (f) of this Agreement having occurred and without Mr. Newell having revoked this Agreement. The amount in (c) shall be released on the Payment Date, as required by Internal Revenue Code, section 409 (a).

3.            Releases.

a.      In consideration of the stipulations and covenants made hereunder and the release provided herein by Mr. Newell in addition to other consideration, the receipt and sufficiency of which is hereby acknowledged, LMI, with the intent of binding itself, its  affiliates, subsidiaries and other related companies, including, without limitation, each of their executive officers and directors (the “LMI Releasing Parties”), hereby releases and forever discharges Mr. Newell and his successors, heirs, assigns, attorneys, and family members, from and against any and all liabilities, claims, grievances, demands, charges, actions and causes of action whatsoever, including but not limited to, any and all claims, which an LMI Releasing Party had, now has, or may hereafter have, whether known or unknown, absolute or contingent, asserted or unasserted, at law or in equity, arising out of any event, action or omission, as well as those consequences thereof that may hereafter develop and those that have already developed or are now apparent (the “Released LMI Claims”). Notwithstanding the foregoing, nothing in this Agreement will release or discharge any Released LMI Claim: (a) under or pursuant to the Membership Interest Purchase Agreement among LMI Aerospace, Inc. Valent Aerostructures, LLC and Its Members, dated December 5, 2012; (b) under or pursuant to the Escrow Agreement dated as of December 28, 2012 or the escrowed funds thereunder; (c) under or pursuant to this Agreement, the Independent Contractor Agreement, the Mutual Release and Settlement Agreement, Mutual Non-Disclosure Agreement or Amendment to Escrow Agreement each dated as of the date hereof between the Parties; or (d) otherwise involving fraud or willful misconduct occurring after the Effective Date of this Agreement.

b.      In consideration of the payments and other benefits provided by this Agreement and the stipulations and covenants made hereunder, Mr. Newell, with the intent of binding himself and his successors, heirs, assigns, attorneys, and family members (the “Newell Releasing Parties”), hereby releases and forever discharges LMI, and its affiliates, subsidiaries and other related companies, including, without limitation, each of their officers, shareholders, partners, directors, agents, representatives, attorneys and employees (the “Released Parties”) from and against any and all liabilities, claims, grievances, demands, charges, actions and causes of action whatsoever, including but not limited to, any and all claims, which any Newell Releasing Party had, now has, or may hereafter have, whether known or unknown, absolute or contingent, asserted or unasserted, at law or in equity, arising out of any event, action or omission, as well as those consequences thereof that may hereafter develop and those that have already developed or are now apparent (the “Released Newell Claims”). The Released Newell Claims include, without limitation, any and all claims arising out of or pursuant to the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Missouri Human Rights Act, Mo. Rev. Stat. § 213.010 et seq.; the Missouri Service Letter Statute Mo. Rev. Stat. § 290.140; and any and all other statutes or ordinances, and any and all claims arising under or pursuant to common law or contract.  Notwithstanding the foregoing, nothing in this Agreement will release or discharge any Released Newell Claim (a) the continuing ownership of any shares of stock of LMI, provided such Claim(s) arise out of or relate to actions occurring after the Effective Date of this Agreement., (d) under or pursuant to this Agreement, the Independent Contractor Agreement,  or the Mutual Non-Disclosure Agreement each dated as of the date hereof between the Parties or (e) otherwise involving fraud or willful misconduct occurring after the Effective Date of this Agreement.

c.      The Parties expressly waive the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not known by such Party to exist.

d.      The Parties promise never to file any lawsuit or initiate any other legal action based on a claim purportedly released by this Agreement, and will withdraw with prejudice any such lawsuit or other legal action that may already be pending.

e.      Mr. Newell promises never to seek or accept any damages, remedies, or other relief for himself personally (any right to which he hereby waives) by prosecuting an administrative charge, or otherwise, with respect to any claim purportedly released by this Agreement.

f.      Mr. Newell represents that no Released Newell Claims are pending in any court, administrative agency, commission or other forum relating directly or indirectly to his employment by LMI.  LMI represents that no Released LMI Claims are pending in any court, administrative agency, commission or other forum relating directly or indirectly to his employment by LMI.

g.      Mr. Newell understands that he is releasing claims that he may not know about at this time and that is his intent.

h.      Notwithstanding the foregoing, nothing in this Agreement shall:

(i)            Interfere with Mr. Newell’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in an EEOC proceeding or to engage in any activity or make any filing or claim that may be made or permitted under federal or state law and that cannot be waived by this Agreement. However, Mr. Newell agrees to waive any right to recover or accept any money damages or personal relief upon the filing of any such administrative or judicial charges or complaints by Mr. Newell or by anyone else on his behalf.

(ii)            Interfere with Mr. Newell’s right to challenge the validity, enforceability, or knowing and voluntary nature, of this release under the Age Discrimination in Employment Act of 1967 (“ADEA”).

i.      If any person brings any claim contrary to the above releases and waivers of claims provided in Sections 4 (a) and (f) (except for any action brought pursuant to Section 2 (h)(ii) to challenge the validity, enforceability, or knowing and voluntary nature of the general release provided in Section 2 (a) and (f).  pursuant to the ADEA or any charge of discrimination filed with the EEOC), then any party, including any Released Party(ies), who are defendant to that action shall be entitled to reimbursement from the party(ies) who brought such claim or action for costs and attorneys’ fees incurred in defense of that claim.

j.      This Release does not discharge the Parties from obligations they have under this Agreement.  Mr. Newell also waives any rights to, or to be considered for, future employment with LMI.

4.             Provisions Relating to ADEA Release.  Mr. Newell understands that the foregoing general release of claims also releases any claims that Mr. Newell may have against any Released Party under the Age Discrimination in Employment Act of 1967.  Mr. Newell represents that he is aware, understands and agree that:

a.      The claims released in Sections 2 (a) and (f) above includes all claims he has or may have arising out of or related to the Age Discrimination in Employment Act (the “ADEA”).

b.      Those claims waived, released and discharged in Sections 2 (a) and (f) above do not include any claims that may arise after the Date of this Agreement;

c.      The Resignation Payment provided pursuant to Section 3 provides consideration that Mr. Newell was not entitled to receive before signing this Agreement;

d.      Mr. Newell has at least twenty-one (21) days within which to consider this Agreement, which period commenced on October 31, 2013;

e.      Mr. Newell is advised to consult with an attorney regarding, and before signing, this Agreement;

f.      Mr. Newell may revoke this Agreement at any time within seven (7) days after the day he signs it, and this document will not become effective or enforceable and no payments or benefits under this Agreement will be payable until at least the eighth day after the Date of this Agreement, on which day (the “Effective Date”), this Agreement will automatically become effective and enforceable unless revoked within that seven-day period. Should Mr. Newell decide to revoke this Agreement, notice must be hand-delivered via courier to the Executive Legal Director of the Company at 411 Fountain Lakes Blvd. St. Charles, MO 63301 no later than close of business on the seventh (7th) day after execution of this Agreement.; and

g.      This Agreement is not being provided in connection with a uniform or standard group employment termination or exit incentive program.

5.             Continuation of Obligations.

a.      As a party to an Employment Agreement with LMI, Mr. Newell has certain continuing obligations to LMI including specific obligations relating to non-disclosure, confidentiality and non-solicitation as specified in the Employment Agreement.

b.      The Parties agree that nothing in this Agreement alters the obligations of Mr. Newell in Section 7 of the Employment Agreement.  Accordingly, such provisions will continue in full force and effect regardless of any provision of this Agreement and regardless of whether Mr. Newell executes this document or not.

c. To the extent that any other oral or written employment contract(s) previously existing between LMI or any of its subsidiaries or affiliates and Mr. Newell existed, they and the other obligations of all parties thereunder are hereby terminated and are of no further force or effect.

d.  Notwithstanding anything else in this Agreement, the Employment Agreement or any other agreement to which Mr. Newell and LMI are parties, Mr. Newell shall be permitted to hire as an employee or engage as a consultant, directly or indirectly, Deb Guse and/or Chip Newell at any time after the date which is 90 days from the date hereof.

6.            Return of LMI Property.  Mr. Newell hereby warrants that he has returned to the LMI all LMI property and documents in his possession and control including, but not limited to, LMI files and, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, and keys, and all other equipment and property issued by LMI to Mr. Newell, including, but not limited to, any materials of any kind which contain or embody any proprietary or confidential Information.  Notwithstanding the foregoing, LMI shall provide to Mr. Newell, and Mr. Newell shall be entitled to retain, a copy of his personal e-mail files and those relating to Tech Investments, LLC, provided such emails do not contain any LMI Confidential or Proprietary Information.

7.            Confidentiality.  The Parties agree that the existence and terms of this Agreement are confidential.  Neither Party shall at any time, without the prior written authorization of the other Party, directly or indirectly, discuss with or disclose to anyone (other than to a spouse,  attorneys, financial advisors or auditors and or as otherwise required by law), the terms or existence of this Agreement. The provisions of this paragraph shall specifically include any disclosure of the existence of this Agreement, the amount of monetary payment, and all the terms of this Agreement.  It is expressly understood and agreed that any breach of this paragraph by shall constitute a material breach of this Agreement.  Notwithstanding the foregoing, Mr. Newell acknowledges his understanding that federal securities law may require that the terms of this Agreement be disclosed by LMI and such disclosure shall not in any way be deemed to be a breach under this Section.

8.            No Assignment.  Each of Mr. Newell and LMI represents and warrants to the other party that that he or it has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party by operation of law or otherwise, any liabilities, claims, grievances, demands, actions or causes of action of any nature relating to the matter covered by this Agreement.

9.            Non-Disparagement.  Each Party shall refrain from making any derogatory, disparaging or negative comments, written or oral and whether true or untrue, about the other, or any of the Released Parties, to the press, to present or former employees, customers, or suppliers, to any individual or entity with whom or which either Party has a current or prospective business relationship, or to anyone else which could adversely affect the conduct of the other Party’s business or reputation; provided, however, that solely for purposes of this Section 10, the term “Party” shall when referring to LMI mean the directors and executive officers of LMI.  Nothing in this paragraph prohibits either Party from complying with a court order or lawful subpoena that such Party has not caused to be issued.

10.         Choice of Law and Venue.  The Parties agree that this Agreement shall be construed pursuant to the laws of the State of Missouri.  The Parties further agree that any dispute related to this Agreement or its application, interpretation or enforcement shall be resolved only in the United States District Court for the Eastern District of Missouri, or in the Circuit Court of St. Charles County, Missouri.

11.         Non-Admission.  Both Parties to this Agreement agree that its existence and payments are not an admission of any wrongdoing, unlawful conduct or liability by either Party and both Parties agree not to assert that this Agreement is an admission of wrongdoing or liability.  The Parties agree that this Agreement is a compromise and settlement of claims.

12.         Construction; Costs and Attorneys’ Fees for Enforcement by LMI.  The Parties agree that each Party shall bear its own costs and attorneys’ fees incurred in any way with respect to the subject of this Agreement.  The Parties further agree that this Agreement shall not be construed so as to render any Party as the prevailing Party for purposes of any statute or otherwise.  Should a Party take any action to enforce any term or condition of this Agreement against any breach or threatened breach by the other Party, then the non-prevailing Party in any such action agrees that he or it will pay all costs and expenses associated with such action of the prevailing Party, including reasonable attorneys’ fees and related costs and expenses.

13.         Acceptance.  Mr. Newell acknowledges that he has been given twenty one (21) days from the date he receives this Agreement to consider, sign and accept it.  Mr. Newell further acknowledges and agrees that this period constitutes a reasonable amount of time during which to consider this Agreement.

14.         No Other Inducement.  Mr. Newell represents and warrants that no promise or inducement has been offered or made except as set forth herein and that this Agreement is executed without reliance upon any statement or representation by LMI or any person acting on its behalf.

15.         Severability.In the event that any provision of this Agreement becomes or is declared by a Court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

16.         Entire Agreement.  This Agreement and the Employment Agreement constitute the full and complete agreement between Mr. Newell and LMI with respect to the subject matter hereof.  No other agreement whether oral or written shall be construed to alter the terms of this Agreement.  Mr. Newell expressly acknowledges that paragraphs 7, 8, 9, 10 and 17 of the Employment Agreement, which survive the termination of his employment with LMI, remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the date written below.

Henry H. Newell		LMI Aerospace, Inc.

/s/ Henry H. Newell	By:	/s/ Lawrence E. Dickinson

Date: 10/31/2013		Date: 10/31/2013